Exhibit 10.5

Janux Therapeutics, Inc.

Amended and Restated Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Janux Therapeutics, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service upon and following the date of the underwriting agreement between the Company and the underwriters managing the initial public offering of the Company’s common stock (the “Common Stock”), pursuant to which the Common Stock is priced in such initial public offering (the “Effective Date”). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy is initially effective as of the Effective Date (and subsequently amended and restated effective January 1, 2024) and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid on the last day of the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1. Annual Board Service Retainer:

a. All Eligible Directors: $40,000

b. Chair of the Board Service Retainer (in addition to Eligible Director Service Retainer): $35,000

2. Annual Committee Chair Service Retainer:

a. Chair of the Audit Committee: $15,000

b. Chair of the Compensation Committee: $12,000

c. Chair of the Nominating and Corporate Governance Committee: $8,500

3. Annual Committee Member Service Retainer (not applicable to Committee Chairs):

a. Member of the Audit Committee: $7,500

b. Member of the Compensation Committee: $6,000

c. Member of the Nominating and Corporate Governance Committee: $4,250

1.

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2021 Equity Incentive Plan (the “Plan”), subject to the approval of the Plan by the Company’s stockholders. All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1. Initial Grant: For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted a stock option to purchase 35,000 shares of Common Stock (the “Initial Grant”). The shares subject to each Initial Grant will vest in equal monthly installments over a three year period such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

2. Annual Grant: On the date of each annual stockholder meeting of the Company held after the Effective Date (an “Annual Meeting”), each Eligible Director who continues to serve as a non-employee member of the Board following such Annual Meeting will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted a stock option to purchase 17,500 shares of Common Stock (the “Annual Grant”). If an Eligible Director is elected or appointed for the first time to be an Eligible Director after the date of the Company’s first Annual Meeting and other than at an Annual Meeting, then the Eligible Director will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted a prorated Annual Grant on the date of the Eligible Director’s election or appointment (the “Prorated Annual Grant”) that will be subject to the number of shares of Common Stock equal to 17,500 multiplied by a fraction (the numerator of which is equal to (i) 12 minus (ii) the number of completed months since the most recent Annual Meeting as of the Eligible Director’s date of election or appointment, and the denominator of which is 12), with the resulting number of shares rounded down to the nearest whole share. The shares subject to the Annual Grant or Prorated Annual Grant will vest in equal monthly installments over the 12 months following the date of grant, provided that the Annual Grant will in any case be fully vested on the date of Company’s next Annual Meeting, subject to the Eligible Director’s Continuous Service through such vesting date; provided, further, that the shares subject to the Annual Grant or Prorated Annual Grant will vest in full upon a Change in Control.

Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) shall in no event exceed the limits set forth in the Plan.

2.